U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Bunka                              Chris
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

5774 Deadpine Drive
--------------------------------------------------------------------------------
                                    (Street)

Kelowna, British Columbia                                    VJP 1A3
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Newsgurus.com, Inc., No Ticker or trading symbol as the
Issuer is not yet quoted
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


N/A
________________________________________________________________________________
4.   Statement for Month/Year


06/2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


N/A
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer:
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
President, C.E.O. and Director
________________________________________________________________________________
7.   Individual or Joint/Group Reporting
     (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than one Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                Transaction       Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                 Date              Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                       (Month/Day/Year)   Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                            --           --               --         --      --       2,975,000      Direct    N/A
====================================================================================================================================

    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Right to
exercise options
for common stock    --        --        --       --   --     --      --       --         --      --      400,000     Direct    N/A
------------------------------------------------------------------------------------------------------------------------------------
Units for
common stock        --        --        --       --   --     --      --       --         --      --      100,000     Direct    N/A
====================================================================================================================================

EXPLANATION OF RESPONSES:


/s/ Chris Bunka                                           August 10, 2000
---------------------------------------------            -----------------------
**Signature of Reporting Person - Chris Bunka                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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